Deloitte
Deloitte & Touche LLP
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Philadelphia, Pennsylvania 19103-3984
USA
Tel: (215) 246-2300
Fax: (215) 569-2441
www.us.deloitte.com
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To PHH Mortgage Corporation:
We have examined management's assertion, included in the accompanying Management's Report on
Assessment of Compliance with SEC Regulation AB Servicing Criteria, that PHH Mortgage Corporation
(the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange
Commission's Regulation AB for the Fixed-Rate Residential Mortgage Loans Platform (the "platform") as of and for the year ended December 31, 2007, excluding criteria 1122 (d)(1)(iii), (d)(3)(i)(C),
(d)(4)(ii), and (d)(4)(xv), wh ich management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American
Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight
Board (United States) and, accordingly, included examining, on a test basis, evidence about the
Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platfo rm, determining whether the Company performed those selected activities
in
compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset -backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion, Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
As described in management's assertion, for servicing criteria 1122 (d)(4)(vii) and (d)(4)(xi), the Company has engaged a vendor to perform certain activities required by this servicing criteria. The Company has determined that this vendor is not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to this vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance
Manual of Publicly Available Telephone interpretations ("Interpretation 17.06"). As permitted by
Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criteria applicable to this vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply interpretation 17.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to use Interpretation
17.06.
In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2007 for the PHH Mortgage Corporation's
Regulation AB Platform is fairly stated, in all material respects.
/s/ Deloitte & Touche LLP
February 28, 2008